Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Susan Kahn (investor)

(612) 761-6735

Cathy Wright (financial media)
(612) 761-6627

TARGET CORPORATION MARCH SALES

UP 4.6 PERCENT

                MINNEAPOLIS, April 10, 2003 — Target Corporation today reported that its net retail sales for the five weeks ended April 5, 2003 increased 4.6 percent to $3.889 billion from $3.717 billion for the five-week period ended April 6, 2002. Comparable-store sales declined 2.3 percent from fiscal March 2002.

“Sales for the corporation continued to be somewhat below plan in March,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “In light of our actual sales performance in February and March, and our outlook for April, we are unlikely to fully achieve our profit plan in the first quarter.”

	Sales	Total Sales	Comparable Stores % Change
	(millions)	% Change	This Year	Last Year
March
Target	$3,316	6.1	(1.3)	9.4
Mervyn’s	298	(7.6)	(8.0)	(2.0)
Marshall Field’s	225	(6.5)	(6.1)	(6.7)
Other	50	74.6	na	na
Total	$3,889	4.6	(2.3)	6.8

Year-to-date
Target	$5,825	7.3	(1.0)	9.7
Mervyn’s	517	(8.3)	(8.5)	(0.1)
Marshall Field’s	394	(4.6)	(4.3)	(4.0)
Other	79	33.4	na	na
Total	$6,815	5.4	(1.9)	7.5

                Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. At month-end, the company operated 1,494 stores in 47 states.  This included 1,167 Target stores, 265 Mervyn’s stores and 62 Marshall Field’s stores.

                Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2001 Form 10-K.

                Comments regarding the company’s sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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